DECKERS BRANDS REPORTS THIRD QUARTER FISCAL 2023 FINANCIAL RESULTS

•Third Quarter Fiscal 2023 Reported Revenue was $1.346 billion, Increasing 13.3% Compared to the Same Period Last Year and 17.5% in Constant Currency
•Fiscal Year 2023 Revenue Growth Guide Increased to 11-12% on a Reported Basis
•Fiscal Year 2023 Diluted EPS Guide Increased to $18.00-$18.50 on a Reported Basis

Goleta, California (February 2, 2023) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the third quarter ended December 31, 2022. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2023.

"Our brands delivered another stellar quarter, led by record results for both HOKA as well as our consolidated direct-to-consumer business," said Dave Powers, President and Chief Executive Officer. "The consistent strength of Deckers results thus far in fiscal year 2023, despite macroeconomic and currency headwinds, are the result of our brand marketplace management actions and dedication to long-term strategic priorities. We believe UGG and HOKA are two of the healthiest, well positioned brands in their respective markets, and with the strength of our operating model, Deckers is poised for continued success going forward."

Third Quarter Fiscal 2023 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 13.3% to $1.346 billion compared to $1.188 billion. On a constant currency basis, net sales increased 17.5%.
◦Channel
▪Wholesale net sales increased 8.0% to $646.3 million compared to $598.4 million.
▪Direct-to-Consumer (DTC) net sales increased 18.7% to $699.3 million compared to $589.4 million. Comparable DTC net sales increased 22.1%.
◦Geography
▪Domestic net sales increased 13.9% to $906.8 million compared to $796.1 million.
▪International net sales increased 12.1% to $438.8 million compared to $391.6 million.
•Gross margin was 53.0% compared to 52.3%.
•Selling, general, and administrative (SG&A) expenses were $349.9 million compared to $327.8 million.
•Operating income was $362.7 million compared to $293.4 million.
•Diluted earnings per share was $10.48 compared to $8.42.

Third Quarter Fiscal 2023 Brand Summary (Compared to the Same Period Last Year)

•UGG® brand net sales decreased 1.6% to $930.4 million compared to $945.9 million.
•HOKA® brand net sales increased 90.8% to $352.1 million compared to $184.6 million.
•Teva® brand net sales increased 48.3% to $30.5 million compared to $20.6 million.
•Sanuk® brand net sales decreased 7.4% to $5.6 million compared to $6.1 million.
•Other brands, primarily composed of Koolaburra®, net sales decreased 12.1% to $26.9 million compared to $30.6 million.

Balance Sheet (December 31, 2022 as compared to December 31, 2021)

•Cash and cash equivalents were $1.058 billion compared to $998.3 million.
•Inventories were $723.4 million compared to $550.7 million.
•The Company had no outstanding borrowings.

Stock Repurchase Program

During the third quarter, the Company repurchased approximately 127 thousand shares of its common stock for a total of $44.6 million at a weighted average price paid per share of $350.25. As of December 31, 2022, the Company had approximately $1.459 billion remaining under its stock repurchase authorization.

Full Fiscal Year 2023 Outlook for the Twelve Month Period Ending March 31, 2023

The Company's full fiscal year 2023 outlook is forward-looking in nature, reflecting our expectations as of February 2, 2023, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: the impact of the COVID-19 pandemic on our business and operations, including supply chain disruptions, constraints and related expenses; labor shortages; changes in economic conditions including foreign currency fluctuation, inflationary pressures, consumer confidence and discretionary spending; and geopolitical tensions.

•Net sales are now expected to be in the range of $3.50 billion to $3.53 billion.
•Gross margin is still expected to be approximately 50.5%.
•SG&A expenses as a percentage of sales are still projected to be approximately 33%.
•Operating margin is still expected to be in the range of 17.5% to 18.0%.
•Effective tax rate is still expected to be approximately 22%.
•Diluted earnings per share is now expected to be in the range of $18.00 to $18.50.
•The earnings per share guidance does not assume any impact from potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the third quarter fiscal year 2023 will be broadcast live today, Thursday, February 2, 2023, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; the strength of our brands and demand for our products; our ability to drive future growth and profitability; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

# # #
Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Net sales	$1,345,640	$1,187,752	$2,835,715	$2,414,332
Cost of sales	633,111	566,531	1,406,513	1,165,520
Gross profit	712,529	621,221	1,429,202	1,248,812
Selling, general, and administrative expenses	349,869	327,825	882,370	765,403
Income from operations	362,660	293,396	546,832	483,409
Total other (income) expense, net	(2,644)	439	(4,392)	1,121
Income before income taxes	365,304	292,957	551,224	482,288
Income tax expense	86,642	60,014	126,189	99,158
Net income	278,662	232,943	425,035	383,130
Other comprehensive income (loss), net of tax
Unrealized (loss) gain on cash flow hedges	(2,083)	(1,517)	(237)	974
Foreign currency translation gain (loss)	14,169	(2,744)	(15,084)	(3,388)
Total other comprehensive income (loss), net of tax	12,086	(4,261)	(15,321)	(2,414)
Comprehensive income	$290,748	$228,682	$409,714	$380,716

Net income per share
Basic	$10.55	$8.49	$16.00	$13.87
Diluted	$10.48	$8.42	$15.90	$13.73
Weighted-average common shares outstanding
Basic	26,418	27,428	26,570	27,630
Diluted	26,586	27,663	26,740	27,904

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	December 31, 2022	March 31, 2022
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,057,843	$843,527
Trade accounts receivable, net	326,341	302,688
Inventories	723,364	506,796
Other current assets	136,201	99,117
Total current assets	2,243,749	1,752,128
Property and equipment, net	242,594	222,449
Operating lease assets	166,525	182,459
Other noncurrent assets	156,421	175,214
Total assets	$2,809,289	$2,332,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$487,354	$327,487
Operating lease liabilities	49,298	50,098
Other current liabilities	278,654	164,099
Total current liabilities	815,306	541,684
Long-term operating lease liabilities	151,107	171,972
Other long-term liabilities	73,704	79,769
Total long-term liabilities	224,811	251,741
Total stockholders' equity	1,769,172	1,538,825
Total liabilities and stockholders' equity	$2,809,289	$2,332,250